Exhibit 99.3

BeiGene Presents Long-Term Efficacy and Safety Results from Three Pivotal Trials of BRUKINSA® (Zanubrutinib) and Tislelizumab at EHA2021

BRUKINSA demonstrated long-term clinical benefits and tolerability in patients with mantle cell lymphoma and chronic lymphocytic leukemia at extended follow-up of nearly three years

Tislelizumab achieved deep and durable responses in classical Hodgkin’s lymphoma with a median progression-free survival of 32 months and no new safety signals at 34-month follow-up

Company to host investor call and webcast today at noon ET (18:00 CEST)

CAMBRIDGE, Mass. & BEIJING, China – June 11, 2021 – BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced long-term follow-up results from three pivotal trials in its hematology program at the 26th European Hematology Association 2021 (EHA2021) Virtual Congress, including a pivotal Phase 2 trial of its anti-PD-1 antibody tislelizumab in relapsed or refractory (R/R) classical Hodgkin’s lymphoma (cHL) in an oral presentation, and two pivotal Phase 2 trials of its BTK inhibitor BRUKINSA® (zanubrutinib) in R/R mantle cell lymphoma (MCL) and in R/R chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) in poster presentations.

“We are excited to see the long-term clinical benefits tislelizumab and BRUKINSA provided for patients in these pivotal trials, which supported the approvals in the relapsed or refractory setting of cHL and CLL or SLL in China, and MCL in both the U.S. and China,” said Jane Huang, M.D., Chief Medical Officer, Hematology at BeiGene. “With additional treatment exposure, tislelizumab achieved a higher complete response rate with no new safety signals identified, and the deep responses translated to impressive progression-free survival outcomes. And in the two BRUKINSA trials, our selective next-generation BTK inhibitor showed sustained deep responses and remained well-tolerated in these patients. As BeiGene continues to expand our global footprint, we plan to work to bring these important therapies to more patients in need.”

Long-Term Follow-up Results of Tislelizumab in R/R cHL

Oral presentation; Abstract code: S207

The 34-month follow-up results from the single-arm, multicenter, pivotal Phase 2 trial (NCT03209973) demonstrated that tislelizumab was active and generally well-tolerated as a treatment for patients with R/R cHL. Results from this pivotal Phase 2 trial supported the conditional approval of tislelizumab for the treatment of patients with cHL who received at least two prior therapies in China in December 2019.

“Despite the progress made by previous checkpoint inhibitors in R/R cHL treatment, only a minority of patients can achieve a CR,” said Yuqin Song, M.D., Ph.D., chief physician and deputy director of the Lymphoma Department at Beijing Cancer Hospital and a principal investigator of the trial. “As demonstrated in the 34-month follow-up results, tislelizumab achieved deep, durable, and consistent responses in these patients regardless of subgroup characteristics, and nearly 70% of patients reached complete remission. We are hopeful that this NMPA-approved immunotherapy can bring continued clinical benefits to patients with R/R cHL in China.”

With a median follow-up time of 34 months, tislelizumab demonstrated deep and durable responses in patients with R/R cHL across all patient subgroups. The IRC-assessed overall response rate (ORR) was 87.1% (95% CI: 77.0, 93.9) and the complete response (CR) rate was 67.1% (95% CI: 54.9, 77.9). The median progression-free survival (PFS) was 31.5 months (95% CI: 16.53, not estimable [NE]), and the PFS rate at 24 months and 36 months was 55.4% (95% CI: 42.2, 66.8) and 40.8% (95% CI: 25.2, 55.8), respectively. The median overall survival (OS) was not reached, and the OS rate at 24 months and 36 months was 93.9% (95% CI: 84.5, 97.7) and 84.8% (95% CI: 70.5, 92.6), respectively.

Tislelizumab remained generally well-tolerated with long-term exposure. Most adverse events were Grade 1-2 and no new safety signals were identified. Treatment-emergent adverse events (TEAEs) of any grade were reported in 97.1% of patients, and Grade ≥3 TEAEs occurred in 41.4% of patients. Treatment discontinuation due to TEAEs occurred in 8.6% of patients.

Long-Term Follow-up Results of BRUKINSA in R/R MCL

Poster; Abstract code: EP789

The 35-month follow-up results from the single-arm, open-label, multicenter pivotal Phase 2 trial (NCT03206970) demonstrated BRUKINSA’s long-term benefit and tolerability for patients with R/R MCL. Results from this pivotal Phase 2 trial were part of the data package that supported the accelerated approval of BRUKINSA in this indication in the U.S. in November 2019 and the conditional approval in China in June 2020.

“With nearly three years of patient follow-up, BRUKINSA sustained a high response rate in patients with R/R MCL, and the safety profile remained largely unchanged with longer treatment exposure,” said Yuqin Song, M.D., Ph.D., chief physician and deputy director of the Lymphoma Department at Beijing Cancer Hospital and a principal investigator of the trial. “We hope these encouraging results will further establish this highly selective BTK inhibitor as a preferred treatment for patients with R/R MCL in the approved geographies.”

With a median follow-up time of 35.3 months and a median duration of exposure of 27.6 months, BRUKINSA demonstrated high, deep, and sustained efficacy in patients with R/R MCL, and responses were generally consistent across patient subgroups. The investigator-assessed ORR was 83.7% (95% CI: 74.2, 90.8), including 67 patients who achieved a CR (77.9%). The median PFS was 33.0 months (95% CI: 19.4, NE) and the estimated 36-month PFS rate was 47.6% (95% CI: 36.2, 58.1).

In long-term follow-up, the safety profile of BRUKINSA largely remained the same. Most adverse events occurred during the early stage of BRUKINSA treatment, with no additional dose reduction, treatment discontinuation, or death due to TEAEs. Grade ≥3 TEAEs occurred in 50.0% of patients.

Long-Term Follow-up Results of BRUKINSA in R/R CLL or SLL

Poster; Abstract code: EP639

Based on the 34-month follow-up results from the single-arm, open-label, multicenter pivotal Phase 2 trial (NCT03206918), BRUKINSA continued to demonstrate deep and durable responses in patients with R/R CLL, regardless of subgroup characteristics, and was well-tolerated with no new safety signals identified. Results from this pivotal Phase 2 trial supported the conditional approval of BRUKINSA in China in June 2020 for the treatment of adult patients with CLL or SLL who have received at least one prior therapy.

“With an additional 19-month follow-up time, BRUKINSA continued to demonstrate promising efficacy and tolerability, as deeper responses were observed in more patients and no new safety signals were identified,” Wei Xu, M.D., Ph.D., professor at the First Affiliated Hospital of Nanjing Medical University and a principal investigator of the trial. “High-risk patients with del (11q), del (17p), and/or TP53 mutation were also able to achieve deep and durable responses, and PFS among patients with a prolonged PR-L was on par with patients who achieved a CR or PR.”

After a median follow-up time of 34 months, responses to BRUKINSA increased and deepened over time and were consistent across all subgroups. The IRC-assessed ORR was 87.9%, including six patients who achieved a CR (6.6%), 63 patients who achieved a PR (69.2%), and 11 patients who achieved a PR with lymphocytosis (PR-L; 12.1%).

With a longer follow-up, BRUKINSA continued to be generally well-tolerated in patients with R/R CLL, similar to the previously reported data, with no new safety signals identified. TEAEs of any grade were reported in all patients (100%), and Grade ≥3 TEAEs occurred in 83.5% of patients. Treatment discontinuation due to TEAEs occurred in 15.4% of patients and fatal TEAEs occurred in 6.6% of patients.

To learn more about BeiGene’s research and development and activities around EHA2021, please visit https://beigenemedical.eu.

BeiGene EHA2021 Investor Conference Call and Webcast Information

BeiGene will host an investor and analyst conference call and webcast to discuss results from the interim analysis of the ALPINE trial, other data presented at EHA2021, and the BRUKINSA clinical program, today Friday, June 11, at 12:00 p.m. (noon) ET (18:00 CEST).

A live webcast of the conference call can be accessed from the investors section of BeiGene’s website at http://ir.beigene.com or http://hkexir.beigene.com. An archived replay will be available two hours after the event for 90 days.

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

The China National Medical Products Administration (NMPA) has granted tislelizumab approval in three indications, including full approval for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy; and conditional approval for the treatment of patients with classical Hodgkin’s lymphoma (cHL) who received at least two prior therapies and for the treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. Full approval for these indications is contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

In addition, four supplemental Biologics License Applications for tislelizumab have been accepted by the Center for Drug Evaluation (CDE) of the NMPA and are under review for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy, for second- or third-line treatment of patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy, for patients with previously treated unresectable hepatocellular carcinoma, and for the treatment of patients with previously treated, locally advanced unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch repair-deficient (dMMR) solid tumors.

BeiGene has initiated or completed 17 potentially registration-enabling clinical trials in China and globally, including 13 Phase 3 trials and four pivotal Phase 2 trials.

In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

Tislelizumab is not approved for use outside of China.

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver complete and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is approved in the following indications and regions:

•For the treatment of mantle cell lymphoma (MCL) in adult patients who have received at least one prior therapy (United States, November 2019)*;

•For the treatment of MCL in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of chronic lymphocytic leukemia or small lymphocytic lymphoma (CLL/SLL) in adult patients who have received at least one prior therapy (China, June 2020)**;

•For the treatment of relapsed or refractory MCL (United Arab Emirates, February 2021); and

•For the treatment of Waldenström’s macroglobulinemia (WM) in adult patients (Canada, March 2021).

To-date, more than 30 marketing authorization applications in multiple indications have been submitted outside of the United States and China, covering countries in the European Union and more than 20 other countries.

* This indication was approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

** This indication was approved under conditional approval. Complete approval for this indication may be contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

IMPORTANT U.S. SAFETY INFORMATION FOR BRUKINSA (ZANUBRUTINIB)

Warnings and Precautions

Hemorrhage

Fatal and serious hemorrhagic events have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher bleeding events including intracranial and gastrointestinal hemorrhage, hematuria and hemothorax have been reported in 2% of patients treated with BRUKINSA monotherapy. Bleeding events of any grade, including purpura and petechiae, occurred in 50% of patients treated with BRUKINSA monotherapy.

Bleeding events have occurred in patients with and without concomitant antiplatelet or anticoagulation therapy. Co-administration of BRUKINSA with antiplatelet or anticoagulant medications may further increase the risk of hemorrhage.

Monitor for signs and symptoms of bleeding. Discontinue BRUKINSA if intracranial hemorrhage of any grade occurs. Consider the benefit-risk of withholding BRUKINSA for 3-7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections

Fatal and serious infections (including bacterial, viral, or fungal) and opportunistic infections have occurred in patients with hematological malignancies treated with BRUKINSA monotherapy. Grade 3 or higher infections occurred in 23% of patients treated with BRUKINSA monotherapy. The most common Grade 3 or higher infection was pneumonia. Infections due to hepatitis B virus (HBV) reactivation have occurred.

Consider prophylaxis for herpes simplex virus, pneumocystis jiroveci pneumonia and other infections according to standard of care in patients who are at increased risk for infections. Monitor and evaluate patients for fever or other signs and symptoms of infection and treat appropriately.

Cytopenias

Grade 3 or 4 cytopenias, including neutropenia (27%), thrombocytopenia (10%), and anemia (8%) based on laboratory measurements, were reported in patients treated with BRUKINSA monotherapy.

Monitor complete blood counts during treatment and treat using growth factor or transfusions, as needed.

Second Primary Malignancies

Second primary malignancies, including non-skin carcinoma, have occurred in 9% of patients treated with BRUKINSA monotherapy. The most frequent second primary malignancy was skin cancer (basal cell carcinoma and squamous cell carcinoma of skin), reported in 6% of patients. Advise patients to use sun protection.

Cardiac Arrhythmias

Atrial fibrillation and atrial flutter have occurred in 2% of patients treated with BRUKINSA monotherapy. Patients with cardiac risk factors, hypertension, and acute infections may be at increased risk. Grade 3 or higher events were reported in 0.6% of patients treated with BRUKINSA monotherapy. Monitor signs and symptoms for atrial fibrillation and atrial flutter and manage as appropriate.

Embryo-Fetal Toxicity

Based on findings in animals, BRUKINSA can cause fetal harm when administered to a pregnant woman. Administration of zanubrutinib to pregnant rats during the period of organogenesis caused embryo-fetal toxicity, including malformations at exposures that were 5 times higher than those reported in patients at the recommended dose of 160 mg twice daily. Advise women to avoid becoming pregnant while taking BRUKINSA and for at least 1 week after the last dose. Advise men to avoid fathering a child during treatment and for at least 1 week after the last dose. If this drug is used during pregnancy, or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

Adverse Reactions

The most common adverse reactions in > 10% of patients who received BRUKINSA were neutrophil count decreased (53%), platelet count decreased (39%), upper respiratory tract infection (38%), white blood cell count decreased (30%), hemoglobin decreased (29%), rash (25%), bruising (23%), diarrhea (20%), cough (20%), musculoskeletal pain (19%), pneumonia (18%), urinary tract infection (13%), hematuria (12%), fatigue (11%), constipation (11%), and hemorrhage (10%). The most frequent serious adverse reactions were pneumonia (11%) and hemorrhage (5%).

Of the 118 patients with MCL treated with BRUKINSA, 8 (7%) patients discontinued treatment due to adverse reactions in the trials. The most frequent adverse reaction leading to treatment discontinuation was pneumonia (3.4%). One (0.8%) patient experienced an adverse reaction leading to dose reduction (hepatitis B).

Drug Interactions

CYP3A Inhibitors: When BRUKINSA is co-administered with a strong CYP3A inhibitor, reduce BRUKINSA dose to 80 mg once daily. For co-administration with a moderate CYP3A inhibitor, reduce BRUKINSA dose to 80 mg twice daily.

CYP3A Inducers: Avoid co-administration with moderate or strong CYP3A inducers.

Specific Populations

Hepatic Impairment: The recommended dose of BRUKINSA for patients with severe hepatic impairment is 80 mg orally twice daily.

INDICATION

BRUKINSA is a kinase inhibitor indicated for the treatment of adult patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.

This indication is approved under accelerated approval based on overall response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial.

Please see full U.S. Prescribing Information at www.beigene.com/PDF/BRUKINSAUSPI.pdf and Patient Information at www.beigene.com/PDF/BRUKINSAUSPPI.pdf.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. The Company currently markets three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are committed to expediting the development of our diverse pipeline of novel therapeutics through collaborations or our own internal capabilities, with the aspirational goal of radically improving access to medicines for two billion more people by 2030. BeiGene is a headquarter-less company by design, with a growing global team of approximately 6,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding clinical benefits of tislelizumab and BRUKINSA, BeiGene's plan for the advancement, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab and BRUKINSA, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Craig West	Liza Heapes or Vivian Ni
+1 857-302-5189	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com